UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of report (Date of earliest event reported):  October 12, 2010

BIGSKY PRODUCTIONS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-152955	51-0670127
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

204 Mescal Circle NW Albuquerque, New Mexico	87105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	310.430.1388
Copies to:
Timothy S. Orr, Esq.
4328 West Hiawatha Drive, Suite 101
Spokane, WA 99205
Phone: (509) 462.2926 Fax: (509) 769.0303

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.02  Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On October 12, 2010, through the audit process of our 2010 year-end financials BigSky Productions, Inc. (the “Company”) became aware of an erroneous loan in the amount of approximately $22,500 recorded as a liability in the 2009 annual report and subsequent quarterly reports (filed on 11/23/2009; 2/22/2010; and  5/17/2010 respectively).   Upon further investigation it was determined by management of the Company that this loan should not be, nor should have ever been, recorded as a liability to the Company.  Accordingly, this liability has been removed from our financial statements.  As a result of this error we are restating our 2009 financial statements which will be able to be viewed within the financial statements of the 2010 annual report.   We are currently working with our auditor to correct both our 2009 and 2010 financial statements and anticipate filing our 2010 annual  report with restated 2009 financials within approximately ten (10) days from the date of this report.

Moreover, we intend to restate each quarterly report for the above detailed periods coinciding with our quarterly reports (Q1; Q2; and Q3) this coming year. The result of removing this erroneous loan from the financial statements for the above said periods will result in a decrease of the Company’s liabilities in the amount of $22,500.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
BigSky Productions, Inc. (Registrant)
Date: October 15, 2010
	By:	/s/ Ellis Martin
Ellis Martin
Chief Executive Officer Chief Financial Officer